Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Board of Directors
Powercold Corporation
La Vernia, Texas

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the use of our report dated March 25, 2005 on the financial statements of Powercold Corporation as of December 31, 2004 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form S-1 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

April 29, 2005

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com